SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TENET HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

TENET SHAREHOLDER COMMITTEE, L.L.C.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

In response to Tenet’s September 12, 2000 news release concerning its first quarter results, a spokesman for the Tenet Shareholder Committee, nominee Michael Gallagher, stated:

“This claim of a projected miraculous performance after 5 years of abysmal results, strikes us as no coincidence coming on the eve of a shareholder vote to replace four incumbent directors. You can’t keep selling assets in order to pay down non-investment grade debt. Sooner or later you need to generate sustainable cash flow from operations after capital expenditures. Those concerns have only intensified after today’s news. We await the company’s full and complete disclosure of the numbers on October 3rd so that shareholders can make an informed decision.”